Exhibit 21.1

Subsidiaries of Solitario Zinc Corp.

Solitario Zinc Corp. [Colorado]

- Zazu Metals Corp. [Canada] (100%)

- Zazu Metals (AK) Corp [USA – Alaska] (100%)

- Minera Chambara, S.A. [Peru] (85%)

- Minera Solitario Peru, S.A. [Peru] (100%)\

- Minera Bongará, S.A. [Peru] (39%)

- Minera Soloco, S.A. [Peru] (100%)